UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)        April 29, 2008

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated April 29, 2008 regarding its financial results for the first quarter ended March 31, 2008 and its second quarter 2008 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated April 29, 2008, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: April 29, 2008	By /s/	KATHERINE A. ASBECK
Katherine A. Asbeck
Senior Vice President - Finance

Exhibit 99

FOR RELEASE — APRIL 29, 2008

Media Relations Contact:	Additional Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Reports Strong First-Quarter Earnings

Significant year-over-year growth

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) today announced results for the first quarter of 2008.

First-Quarter Highlights

•	Sales reached $1.62 billion, up 24% year over year.
•	Earnings per share were $0.64, including a $327 million gain related to the pending Pittsburgh Corning Corporation bankruptcy proceeding.
•	Excluding the special item for the first quarter, earnings per share were $0.44,* better than the company’s guidance of $0.41 to $0.43, and up 57% from last year.
•	Display Technologies’ glass volume increased 2% sequentially and 50% year over year. Samsung Corning Precision Glass Co. Ltd.’s (SCP) volume was flat sequentially and increased 46% year over year.
•	The company’s sales and earnings comparisons benefited from the weakening U.S. dollar, primarily versus the Japanese yen.
•	Gross margin for the quarter was 52%, an all-time record for the company.

Second-Quarter Outlook Highlights

•	Sales are expected in the range of $1.71 billion to $1.75 billion, an increase of more than 20% compared to second quarter last year.
•	Earnings per share, excluding special items, are anticipated in the range of $0.47 to $0.50.*
•

Combined LCD glass volume for Corning’s wholly owned business and Samsung Corning Precision is expected to increase 6% to 9% sequentially, with the wholly owned business up 2% to 5% and SCP up 8% to 13%.

•	Telecommunications sales are expected to be up more than 10% sequentially.

Wendell P. Weeks, chairman and chief executive officer, said, “This was a tremendously strong quarter for Corning. Display glass demand remains robust and we continue to operate our LCD glass substrate facilities at full capacity. The global consumer appetite for LCD televisions continues to grow.” Weeks noted that very strong manufacturing performance in Corning’s Display Technologies segment also contributed to the excellent first-quarter results.

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

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Corning Reports Strong First-Quarter Earnings

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“Given the strength of LCD TV in the first quarter and our outlook for the remainder of the year, we now expect the global LCD glass market to grow at the upper end of the 25% to 30% range that we provided earlier this year,” Weeks added.

Quarter One Financial Comparisons

	Q1 2008	Q4 2007	% Change	Q1 2007	% Change
Net Sales in millions	$1,617	$1,582	2%	$1,307	24%
Net Income in millions	$1,029	$ 717	44%	$ 327	215%
Non-GAAP Net Income in millions*	$ 702	$ 643	9%	$ 452	55%
GAAP EPS	$ 0.64	$ 0.45	42%	$ 0.20	220%
Non-GAAP EPS*	$ 0.44	$ 0.40	10%	$ 0.28	57%

Overview of Business Segment Results

First-quarter sales for Corning’s Display Technologies segment were $829 million, a 7% sequential increase and a 58% increase over the first quarter 2007. The display segment results were positively impacted by a favorable U.S.-dollar-to-Japanese-yen exchange rate in the quarter. Price declines were consistent with previous quarters.

Telecommunications segment sales in the first quarter were $421 million, a 2% sequential decline and a 4% decline from quarter one 2007. Strong optical fiber volume and higher fiber-to-the-premises sales were offset primarily by the slow start of several customer projects. Corning anticipates that some of these projects will begin in the second quarter. Excluding the impact of last year’s divestiture of Corning’s submarine cabling business, quarter one sales increased 3%* versus last year.

Environmental Technologies segment sales in the first quarter were $197 million, a 4% sequential increase and a nearly 10% increase over the first quarter 2007.

Specialty Materials segment sales were $83 million, about even with quarter one 2007 results. The Life Sciences segment had sales of $81 million, a 10% sequential increase and a 7% increase from quarter one 2007.

Corning’s equity earnings from Dow Corning were $80 million in the first quarter, compared to $84 million in the previous quarter and $92 million a year ago. Dow Corning’s results were impacted by higher raw material prices.

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Corning Reports Strong First-Quarter Earnings

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Special Items

The company’s first-quarter results included a non-cash credit of $327 million pretax and after-tax related to the pending Pittsburgh Corning Corporation bankruptcy proceeding. As a result of significant progress made on negotiating a revised plan of reorganization, Corning reduced its estimated liability for the asbestos settlement from about $1 billion to $675 million.

Second-Quarter 2008 Outlook

James B. Flaws, vice chairman and chief financial officer, said, “Global demand for LCD televisions and laptop computers remains strong going into the second quarter. We continue to closely monitor the U.S. retail market, but we have not seen any indication that the U.S. slowdown is impacting our LCD glass business.”

Business Highlights

•

Combined LCD glass volume for Corning’s wholly owned business and Samsung Corning Precision is expected to increase 6% to 9% sequentially, with the wholly owned business up 2% to 5% and SCP up 8% to 13%. Price declines in the quarter will again be moderate. Second-quarter sales are also expected to benefit from a weaker dollar.

•

Corning’s Telecommunications segment sales are expected to increase more than 10% sequentially. Growth will be driven by significant fiber-to-the-premise demand from a number of customers, as well as the expected start up of several customer projects.

•	Environmental Technologies segment sales are anticipated to be flat to up 5% in the quarter.
•	Specialty Materials segment sales are expected to increase about 20%. Sales in the Life Sciences segment are expected to be up slightly.
•	Equity earnings in total are expected to be up 10% to 15%. This includes Dow Corning Corporation earnings which are expected to increase in the range of 15% to 20% for the quarter.

Full-Year Outlook

Flaws noted that the company is increasing its capital spending plan for the year to $1.8 to $2.0 billion. This increase is driven primarily by the acceleration of LCD capacity in anticipation of a stronger display market, and growing demand for Corning’s new Gorilla™ glass. Higher precious metals prices are also contributing to the increased capital spending. “Despite this increase, we still expect our free cash flow to be at least $500 million* this year,” Flaws said.

Flaws added that, due to the continued slowdown in the U.S. freight industry, Corning now expects domestic Class 8 truck engine production to come in at the lower end of its estimated range of 175,000 to 225,000 this year. As a result, Corning has adjusted its expectation for diesel product sales to grow 15% to 20% this year, versus its original expectation of at least 25%.

“Our first-quarter results have given us strong momentum heading into the second quarter,” Flaws said. “Although cautious, we look forward to another excellent quarter for Corning.”

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Corning Reports Strong First-Quarter Earnings

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Upcoming Investor Meetings

Corning Incorporated Vice Chairman and Chief Financial Officer James B. Flaws will participate in an open investor luncheon in Dallas on May 1. Peter F. Volanakis, president and chief operating officer, will be presenting at the JP Morgan Technology Conference in Boston on May 19, and Wendell P. Weeks, chairman and chief executive officer, will be presenting at the Bernstein Strategic Decisions Conference in New York on May 29. On June 16 and 17, Flaws will be hosting open investor luncheons in Denver and Minneapolis. Investors interested in attending any of the luncheons should contact Corning’s investor relations department for additional information.

First-Quarter Conference Call Information

The company will host a first-quarter conference call on Tuesday, April 29 at 8:30 a.m. EDT.  To access the call, dial (210) 234-0004 approximately 10-15 minutes prior to the start of the call.  The password is QUARTER ONE.  The leader is SOFIO.  To listen to a live audio webcast of the call, go to Corning's Web site at www.corning.com/investor_relations and follow the instructions.  A replay of the call will begin at approximately 10:30 a.m. ET, and will run through 5 p.m. EDT, Tuesday, May 13.  To listen, dial (203) 369-3844.  No pass code is required.  The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies, and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompanies this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

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Corning Reports Strong First-Quarter Earnings

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Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially.  These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.  Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2008	2007

Net sales	$1,617	$1,307
Cost of sales	773	716

Gross margin	844	591

Operating expenses:
Selling, general and administrative expenses	242	214
Research, development and engineering expenses	151	130
Amortization of purchased intangibles	2	3
Restructuring, impairment and other credits	(1)
Asbestos settlement (credit) charge (Note 1)	(327)	110

Operating income	777	134

Interest income	30	37
Interest expense	(18)	(21)
Loss on repurchase of debt		(15)
Other income, net	1	32

Income before income taxes	790	167
Provision for income taxes	(66)	(56)

Income before minority interests and equity earnings	724	111
Minority interests	1
Equity in earnings of affiliated companies, net of impairments	304	216

Net income	$1,029	$327

Basic earnings per common share (Note 2)	$0.66	$0.21
Diluted earnings per common share (Note 2)	$0.64	$0.20
Dividends declared per common share	$0.05

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	March 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$2,124	$2,216
Short-term investments, at fair value	1,185	1,300
Total cash, cash equivalents and short-term investments	3,309	3,516
Trade accounts receivable, net	988	856
Inventories	692	631
Deferred income taxes	47	54
Other current assets	303	237
Total current assets	5,339	5,294

Investments	3,098	3,036
Property, net of accumulated depreciation	6,837	5,986
Goodwill and other intangible assets, net	306	308
Deferred income taxes	229	202
Other assets	454	389

Total Assets	$16,263	$15,215

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$78	$23
Accounts payable	701	609
Other accrued liabilities	1,083	1,880
Total current liabilities	1,862	2,512

Long-term debt	1,503	1,514
Postretirement benefits other than pensions	743	744
Other liabilities	1,368	903
Total liabilities	5,476	5,673

Commitments and contingencies
Minority interests	47	46
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,602 million and 1,598 million	801	799
Additional paid-in capital	12,349	12,281
Accumulated deficit	(2,053)	(3,002)
Treasury stock, at cost; Shares held: 34 million and 30 million	(588)	(492)
Accumulated other comprehensive income (loss)	231	(90)
Total shareholders’ equity	10,740	9,496

Total Liabilities and Shareholders’ Equity	$16,263	$15,215

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net income	$1,029	$327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157	150
Amortization of purchased intangibles	2	3
Asbestos settlement (credit) charge	(327)	110
Restructuring, impairment and other credits	(1)
Loss on repurchases of debt		15
Stock compensation charges	41	36
Undistributed earnings of affiliated companies	(153)	(67)
Deferred tax benefit	(2)
Restructuring payments	(7)	(11)
Customer deposits, net of (credits) issued	(66)	(33)
Employee benefit payments in excess of expense	(48)	(92)
Changes in certain working capital items:
Trade accounts receivable	(50)	(28)
Inventories	(32)	(42)
Other current assets	(21)	(57)
Accounts payable and other current liabilities, net of restructuring payments	(232)	(130)
Other, net	5	12
Net cash provided by operating activities	295	193

Cash Flows from Investing Activities:
Capital expenditures	(467)	(262)
Short-term investments – acquisitions	(724)	(553)
Short-term investments – liquidations	816	798
Net cash used in investing activities	(375)	(17)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(9)	(8)
Retirements of long-term debt		(238)
Proceeds from issuance of common stock, net	4	4
Proceeds from the exercise of stock options	18	22
Repurchase of common stock	(62)
Dividends paid	(78)
Other, net	(2)
Net cash used in financing activities	(129)	(220)
Effect of exchange rates on cash	117	10
Net decrease in cash and cash equivalents	(92)	(34)
Cash and cash equivalents at beginning of period	2,216	1,157

Cash and cash equivalents at end of period	$2,124	$1,123

Certain amounts for 2007 were reclassified to conform to 2008 classifications.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended March 31, 2008
Net sales	$829	$421	$197	$83	$81	$6	$1,617
Depreciation (1)	$90	$27	$24	$8	$4	$3	$156
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$24	$24	$33	$9	$2	$36	$128
Restructuring, impairment and other credits (before related tax benefits and minority interest)		$(1)					$(1)
Income tax (provision) benefit	$(57)	$(5)	$(5)		$(5)	$2	$(70)
Earnings (loss) before minority interest and equity earnings (3)	$476	$10	$12	$(4)	$10	$(45)	$459
Minority interest		$1					$1
Equity in earnings of affiliated companies	$203		$1			$18	$222
Net income (loss)	$679	$11	$13	$(4)	$10	$(27)	$682

Three months ended March 31, 2007
Net sales	$524	$439	$179	$84	$76	$5	$1,307
Depreciation (1)	$81	$33	$21	$8	$4	$1	$148
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$22	$19	$30	$9	$2	$26	$108
Income tax (provision) benefit	$(42)	$(11)	$(3)		$(4)	$2	$(58)
Earnings (loss) before minority interest and equity earnings (loss) (3)	$273	$31	$10		$10	$(32)	$292
Equity in earnings of affiliated companies	$113	$1				$9	$123
Net income (loss)	$386	$32	$10	0	$10	$(23)	$415

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended March 31,
	2008	2007
Net income of reportable segments	$709	$438
Non-reportable segments	(27)	(23)
Unallocated amounts:
Net financing costs (1)	9	8
Stock-based compensation expense	(41)	(36)
Exploratory research	(18)	(17)
Corporate contributions	(11)	(14)
Equity in earnings of affiliated companies, net of impairments (2)	82	93
Asbestos settlement charge (credit) (3)	327	(110)
Other corporate items (4)	(1)	(12)
Net income	$1,029	$327

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)	Represents the equity earnings of Dow Corning Corporation.
(3)

In the first quarter of 2008, Corning reduced its liability for asbestos litigation as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003.

(4)

Other corporate items include the tax impact of the unallocated amounts. In addition, the first quarter 2007 included a loss of $15 million from the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments, recorded at present value on March 31, 2008. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos settlement liability will no longer be impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos settlement liability.

Accordingly, in the first quarter of 2008, Corning recorded an asbestos settlement credit of $327 million to adjust the asbestos settlement liability from $1 billion to $675 million, including the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31,
	2008	2007	2007

Basic	1,566	1,563	1,567
Diluted	1,598	1,600	1,602
Diluted used for non-GAAP measures	1,598	1,600	1,602

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2008	2007
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$829	$524	$610	$705	$774	$2,613

Telecommunications
Fiber and cable	214	211	219	237	213	880
Hardware and equipment	207	228	219	235	217	899
	421	439	438	472	430	1,779

Environmental Technologies
Automotive	137	123	128	126	131	508
Diesel	60	56	63	72	58	249
	197	179	191	198	189	757

Specialty Materials	83	84	95	95	105	379

Life Sciences	81	76	78	78	73	305

Other	6	5	6	5	11	27

Total	$1,617	$1,307	$1,418	$1,553	$1,582	$5,860

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$463	$702

Special items:
Asbestos settlement (a)	0.20	327	327

Total EPS and net income	$0.64	$790	$1,029

(a)

In the first quarter of 2008, Corning recorded an asbestos settlement credit of $327 million to adjust the asbestos liability from $1 billion to $675 million, including the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.40	$466	$643

Special items:
Asbestos settlement (a)	(0.01)	(15)	(15)

Provision for income taxes (b)	0.07		103

Equity in earnings of affiliated companies (c)	(0.01)		(14)

Total EPS and net income	$0.45	$451	$717

(a)

Between 2003 and 2007, any changes in the estimated fair value of the components of the proposed settlement agreement were recognized in Corning’s quarterly results. During that time, the components of the proposed asbestos settlement included 25 million shares of Corning common stock and certain other items. In the fourth quarter of 2007, Corning recorded a charge of $15 million (before- and after-tax) including a credit of $17 million for the change in Corning’s common stock price of $23.99 at December 31, 2007, compared to $24.65 at September 30, 2007 and a $32 million charge for the change in the estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $103 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany.

(c)

Amount reflects Corning’s share of the following items associated with Samsung Corning: an impairment charge for certain long-lived assets; dividend withholding tax; and a gain on metal and scrap sales. These items decreased Corning’s equity earnings by $14 million (net) in the fourth quarter of 2007.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.28	$292	$452

Special items:
Asbestos settlement (a)	(0.07)	(110)	(110)

Loss on repurchase of debt, net (b)	(0.01)	(15)	(15)

Total EPS and net income	$0.20	$167	$327

(a)

Between 2003 and 2007, changes in the estimated fair value of the components of the proposed settlement agreement were recognized in Corning’s quarterly results. During that time, the components of the proposed asbestos settlement included 25 million shares of Corning common stock and certain other items. In the first quarter of 2007, Corning recorded a charge of $110 million (before- and after-tax) including a charge of $101 million for the change in Corning’s common stock price of $22.74 at March 31, 2007, compared to $18.71 at December 31, 2006 and a $9 million charge for the change in the estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $15 million loss on the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Telecommunications Segment

(Unaudited; amounts in millions)

Corning’s comment, “Excluding the impact of last year’s divestiture of Corning’s submarine cabling business, quarter one sales increased 3% versus last year.” includes non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting this non-GAAP improvement in segment sales is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Sales vs. Prior Quarter
	Three months ended
	March 31, 2008	March 31, 2007	% Change

Telecommunications segment sales excluding sales from the Company’s European submarine cabling business	$421	$409	3%

Sales of the European submarine cabling business	0	30

Telecommunications segment sales	$421	$439	(4%)

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2008 and December 31, 2007

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2008 and December 31, 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2008	Three months ended December 31, 2007

Cash flows from operating activities	$295	$732

Less: Cash flows from investing activities	(375)	(235)

Plus: Short-term investments – acquisitions	724	570

Less: Short-term investments – liquidations	(816)	(721)

Free cash flow	$(172)	$346

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the second quarter of 2008 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.47	$0.50

Special items (a)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)	From time to time, Corning may record special items which could result in a gain or loss during the quarter.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's second quarter 2008 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

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